Exhibit 99.1

FOR IMMEDIATE RELEASE

April 23, 2012

Owens & Minor Releases 1st Quarter 2012 Financial Results

Strong asset management results in $100 million in operating cash flow

Richmond, Va. — BUSINESS WIRE — Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the first quarter ended March 31, 2012, including quarterly revenue of $2.22 billion, an increase of 4.4%, when compared to revenue of $2.12 billion in the first quarter of last year. For the first quarter of 2012, net income was $29.4 million, or $0.46 per diluted share, compared to $28.7 million, or $0.45 per diluted share, for the same period last year.

“During the first quarter of 2012, we saw solid revenue growth and strong improvement in asset management and cash flows,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “Looking to the year ahead, our priorities include optimization of our large new account relationships, continued expense control, cash generation and achievement of milestones in our strategic initiatives.”

Operating earnings for the first quarter of 2012 were $51.9 million, or 2.34% of revenues, increased 1.7% when compared to operating earnings of $51.0 million, or 2.40% of revenues, in the same period of 2011. The increase resulted primarily from a $3.6 million increase in gross margin, offset by additional expenses necessary to serve business growth.

Asset Management

The balance of cash and cash equivalents was $214 million at March 31, 2012, increased by $78 million from $136 million at December 31, 2011. For the first quarter of 2012, the company reported cash provided by operating activities of approximately $102 million compared to $45 million for the same period last year. Asset management metrics were strong with days sales outstanding (DSO) of 19.9 as of March 31, 2012, improved when compared to 21.1 days as of March 31, 2011. Inventory turns were 10.5, compared to inventory turns of 10.7 for the same period last year, and improved sequentially from turns of 10.0 for the fourth quarter of 2011, as the company worked successfully to decrease levels of inventory previously built to accommodate conversions of large new customer accounts during the fourth quarter of 2011 and the first quarter of 2012.

2012 Outlook

The company reaffirmed its financial guidance for 2012, which remains unchanged since it was provided at the company’s December 2011 Investor Day.

“For 2012, we are targeting revenue growth in a range of 3% to 5%, when compared to 2011, and we are targeting net income per diluted share to increase 5% to 10%, when compared to 2011, excluding the fourth quarter 2011 exit and realignment costs,” said Smith.

The 2012 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Highlights

•

The company will hold its Annual Shareholders Meeting on Friday, April 27, 2012, at its Home Office in Mechanicsville, Va., at 10:00 a.m. EDT. Event audio and presentations will be archived on www.owens-minor.com following the conclusion of the meeting.

•	Owens & Minor is scheduled to participate in the following investor conferences during the second quarter:

•	Bank of America Merrill Lynch 2012 Healthcare Conference; May 15 – Las Vegas

•	5th Annual UBS Healthcare Supply Channel 1x1 Conference; May 21 – Boston

•	33rd Annual Goldman Sachs Global Healthcare Conference; June 5 – Rancho Palos Verdes

•	Jefferies 2012 Global Healthcare Conference; June 4 – New York

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, April 24, 2012, at 8:30 a.m. EDT. Participants may access the call at 866-393-1604 with access code #69709020. The international dial-in number is 224-357-2191 with access code #69709020. A webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.” Replay: A replay of the call will be available for three weeks by dialing 855-859-2056, using access code #69709020.

Information on www.Owens-Minor.com

Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare suppliers, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain – from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Net revenue	$2,217,882	$2,123,815
Cost of goods sold	2,003,554	1,913,040

Gross margin	214,328	210,775
Selling, general and administrative expenses	155,572	150,973
Depreciation and amortization	8,578	8,767
Other operating (income) loss, net	(1,694)	38

Operating earnings	51,872	50,997
Interest expense, net	3,422	3,717

Income before income taxes	48,450	47,280
Income tax provision	19,090	18,540

Net income	$29,360	$28,740

Net income per common share:
Basic	$0.46	$0.45
Diluted	$0.46	$0.45

Weighted average shares - basic	62,802	62,641
Weighted average shares - diluted	62,901	62,861

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2012	December 31, 2011

Assets
Current assets
Cash and cash equivalents	$213,927	$135,938
Accounts and notes receivable, net	499,015	506,758
Merchandise inventories	724,206	806,366
Other current assets	66,647	76,763

Total current assets	1,503,795	1,525,825
Property and equipment, net	107,705	108,061
Goodwill, net	248,498	248,498
Intangible assets, net	21,547	22,142
Other assets, net	43,265	42,289

Total assets	$1,924,810	$1,946,815

Liabilities and equity
Current liabilities
Accounts payable	$537,514	$575,793
Accrued payroll and related liabilities	10,471	20,668
Deferred income taxes	39,437	42,296
Other accrued liabilities	104,856	93,608

Total current liabilities	692,278	732,365
Long-term debt, excluding current portion	212,285	212,681
Deferred income taxes	23,505	21,894
Other liabilities	60,816	60,658

Total liabilities	988,884	1,027,598
Total equity	935,926	919,217

Total liabilities and equity	$1,924,810	$1,946,815

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2012	2011

Operating activities:
Net income	$29,360	$28,740
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Depreciation and amortization	8,578	8,767
Provision for LIFO reserve	5,223	11,265
Share-based compensation expense	2,385	3,021
Provision for losses on accounts and notes receivable	190	359
Deferred income tax benefit	(1,465)	(1,830)
Changes in operating assets and liabilities:
Accounts and notes receivable	7,553	(49,386)
Merchandise inventories	76,937	(20,695)
Accounts payable	(38,279)	72,742
Net change in other assets and liabilities	11,609	(8,639)
Other, net	(194)	175

Cash provided by operating activities of continuing operations	101,897	44,519

Investing activities:
Additions to property and equipment	(4,536)	(4,128)
Additions to computer software and intangible assets	(3,840)	(3,010)
Proceeds from the sale of property and equipment	99	41

Cash used for investing activities of continuing operations	(8,277)	(7,097)

Financing activities:
Cash dividends paid	(14,001)	(12,786)
Repurchases of common stock	(3,750)	—
Excess tax benefits related to share-based compensation	690	874
Proceeds from exercise of stock options	3,371	3,594
Other, net	(1,941)	(2,366)

Cash used for financing activities of continuing operations	(15,631)	(10,684)

Discontinued operations:
Operating cash flows	—	(101)

Net cash used for discontinued operations	—	(101)

Net increase in cash and cash equivalents	77,989	26,637
Cash and cash equivalents at beginning of period	135,938	159,213

Cash and cash equivalents at end of period	$213,927	$185,850

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011

Operating results:
Net revenue	$2,217,882	$2,195,890	$2,176,759	$2,131,448	$2,123,815

Gross margin	$214,328	$214,014	$216,682	$216,066	$210,775
Gross margin as a percent of revenue	9.66%	9.75%	9.95%	10.14%	9.92%

SG&A expenses	$155,572	$150,538	$152,825	$156,321	$150,973
SG&A expenses as a percent of revenue	7.01%	6.86%	7.02%	7.33%	7.11%

Operating earnings(2)	$51,872	$43,014	$58,465	$51,039	$50,997
Operating earnings as a percent of revenue(2)	2.34%	1.96%	2.69%	2.39%	2.40%

Net income(2)	$29,360	$23,942	$33,352	$29,164	$28,740

Net income per common share - basic(2)	$0.46	$0.38	$0.53	$0.46	$0.45

Net income per common share - diluted(2)	$0.46	$0.38	$0.53	$0.46	$0.45

Accounts receivable:
Accounts and notes receivable, net	$499,015	$506,758	$507,152	$504,509	$520,688

Days sales outstanding(1)	19.9	20.7	20.6	20.6	21.1

Inventory:
Merchandise inventories	$724,206	$806,366	$760,992	$751,613	$729,546

Average inventory turnover(1)	10.5	10.0	10.3	10.4	10.7

Financing:
Cash and cash equivalents	$213,927	$135,938	$196,852	$159,194	$185,850

Total interest-bearing debt	$214,184	$214,556	$215,037	$214,020	$210,801

Stock information:
Cash dividends per common share	$0.22	$0.20	$0.20	$0.20	$0.20

Stock price at quarter-end	$30.41	$27.79	$28.48	$34.49	$32.48

(1)	Days sales outstanding (DSO) and average inventory turnover are based on three-months’ sales.
(2)	We incurred charges of $12.7 million associated with exit and realignment activities ($7.7 million after taxes, or $0.13 per common share) in the fourth quarter of 2011.